Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 12, 2014 (this “Agreement”), by and between Danaher Corporation, a Delaware corporation (“Danaher”), and Anil Singhal (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of 2,248,226 shares of NetScout Systems, Inc. Common Stock (the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Danaher, Potomac Holding LLC, a Delaware limited liability company and a wholly-owned subsidiary of Danaher (“Newco”), NetScout Systems, Inc., a Delaware corporation (“NetScout”), RS Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NetScout (together with Merger Sub, the “Merger Subs”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, subject to the terms and subject to the conditions thereof, at the Effective Time, Merger Sub shall be merged (the “First Merger”) with and into Newco, with Newco surviving the First Merger as a wholly owned subsidiary of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the First Merger, Newco will merge with and into Merger Sub II, with Merger Sub II surviving the merger (together with the First Merger, the “Mergers”) in the manner contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act; and

WHEREAS, as a condition and inducement to the willingness of Danaher and Newco to enter into the Merger Agreement, Danaher and the Stockholder have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Agreement to Vote

Section 1.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by Danaher in its sole and absolute discretion, at any meeting of the stockholders of NetScout (including the NetScout Stockholders’ Meeting), however called, or at any adjournment or postponement thereof, or on any action or approval by written consent of the stockholders of NetScout, the Stockholder hereby agrees to vote or consent (or cause to be voted or consented), in person or by proxy, all of the Subject Shares, (i) in favor of the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger and any related proposals in furtherance thereof, and (ii) against the following actions (other than the Mergers and the Contemplated Transactions): (A) any Acquisition Proposal; (B) any merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions of NetScout or any of its Subsidiaries; (C) any amendment of NetScout’s certificate of incorporation; or (D) any other action, proposal, transaction or agreement involving NetScout that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the Contemplated Transactions, including the Mergers. This Agreement is intended to bind each Stockholder qua stockholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 1.1, no Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

(b) SOLELY IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(A) , THE STOCKHOLDER HEREBY IRREVOCABLY (TO THE FULLEST EXTENT PERMITTED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE) GRANTS TO AND APPOINTS FRANK T. MCFADEN AND ROBERT S. LUTZ, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF DANAHER, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND EXERCISE ALL VOTING AND RELATED RIGHTS (INCLUDING, WITHOUT LIMITATION, THE POWER TO EXECUTE AND DELIVER WRITTEN CONSENTS PURSUANT TO THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY THE STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN THIS SECTION 1.1 UNTIL THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 5.1, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(B) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE TO THE EXTENT PERMITTED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE STOCKHOLDER’S SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY THE

STOCKHOLDER WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGERS. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

(c) The Stockholder acknowledges and agrees that, during the term of this Agreement, the obligations of the Stockholder specified in this Section 1.1 shall not be affected by any NetScout Change in Recommendation.

(d) Nothing in this Agreement, including this Section 1.1, shall limit or restrict Stockholder in acting in his capacity as a director of NetScout and exercising the Stockholder’s fiduciary duties and responsibilities, it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of NetScout and shall not apply to the Stockholder’s actions, judgments or decisions solely in his capacity as a director of NetScout.

ARTICLE II

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to Danaher as follows:

Section 2.1. Authority. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder, the performance of his obligations hereunder and the consummation by the Stockholder of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of the Stockholder, and, assuming the due authorization, execution and delivery of this Agreement by Danaher, this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

Section 2.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares, free and clear of all claims, liens (statutory or other), pledges, mortgages, covenants, title defects, hypothecations, assignments, deposit arrangements, options to purchase, lease or other rights to acquire any interest or any other encumbrances and security interests of any nature whatsoever (including any restrictions on the right to vote or otherwise transfer such Subject Shares (including any conditional sale or other title retention agreement)), except as provided in this Agreement or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, neither the Stockholder nor any of his Affiliates owns, beneficially or otherwise, any NetScout Common Stock, NetScout Options or other securities of NetScout other than the Subject Shares (excluding shares as to which such Stockholder currently disclaims beneficial ownership in accordance with applicable law), and neither the Stockholder nor his Affiliate owns or holds any right to acquire any additional shares of any class of NetScout’s capital stock or other securities of NetScout or any interest therein or any voting rights with respect to any securities of NetScout other than the Subject Shares.

Section 2.3. Voting Power. The Stockholder has, and will continue to have during the term hereof, sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. The Stockholder represents that any proxies given prior to the execution of this Agreement in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1 and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 2.4. Consents and Approvals; No Violation. (a) Except for any filings required under Section 13 or 16 of the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Body is necessary for the execution and delivery of this Agreement by the Stockholder, the performance of the obligations hereunder and the consummation by the Stockholder of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by the Stockholder, the performance of the obligations hereunder and the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation, modification or acceleration or in a right of termination, cancellation or modification of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the material properties, material assets or material rights of the Stockholder under, or result in being declared void, voidable or without further binding effect, or otherwise result in a detriment to the Stockholder under, any material note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, sublease, contract, agreement, joint venture or other instrument or obligation to which the Stockholder is a party, or by which the Stockholder or any of the properties, assets or rights may be bound or affected; or (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Stockholder or by which the properties, assets or rights are bound.

Section 2.5. Litigation. As of the date hereof, there is no action, suit or other proceeding by or before any Governmental Body pending against the Stockholder or, to the knowledge of the Stockholder, any other person or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Affiliates that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Danaher of its rights under this Agreement or the performance by the Stockholder of the obligations under this Agreement.

Section 2.6. No Brokers. Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Danaher, Newco, the Merger Subs or NetScout in respect of this Agreement based upon any arrangement or agreement made by or at the direction of the Stockholder.

Section 2.7. Acknowledgement. The Stockholder understands and acknowledges that Danaher is entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Danaher

Danaher hereby represents and warrants to the Stockholder as follows:

Section 3.1. Authority. Danaher has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligation’s hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Danaher, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Danaher, and, assuming the due authorization, execution and delivery thereof by the Stockholder, constitutes a valid and legally binding obligation of Danaher enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

ARTICLE IV

Covenants of the Stockholder

The Stockholder covenants and agrees as follows:

Section 4.1. Agreement to Retain Subject Shares.

(a) Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement and except as provided in Section 4.1(b), during the period beginning from the execution and delivery by the parties of this Agreement through the termination of this Agreement in accordance with Section 5.1 hereof, the Stockholder hereby agrees not to (x) directly or indirectly, sell, transfer (except as may be specifically required by court order), pledge, encumber, hypothecate, assign or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation assignment or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), the Subject Shares (each, a “Transfer”); (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Merger, the Merger Agreement, any of the Contemplated Transactions or this Agreement; or (z) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares.

(b) Permitted Transfers. Notwithstanding the foregoing, Section 4.1(a) shall not prohibit any Transfer of Subject Shares by the Stockholder to any person, including without limitation, any individual, trust, limited partnership, partnership, limited liability company, if the transferee agrees in writing to be bound by all of the terms of this Agreement.

Section 4.2. Stop Transfer; Changes in Subject Shares. The Stockholder hereby agrees with, and covenants to, Danaher that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including the successors or assigns and (b) the Stockholder shall not request that NetScout register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement.

Section 4.3. Additional Securities. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 5.1, in the event the Stockholder becomes the record or beneficial owner of (a) any shares of NetScout Common Stock or any other equity securities of NetScout, (b) any equity securities which may be converted into or exchanged for such shares of NetScout Common Stock or other equity securities of NetScout or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of NetScout Common Stock or other securities of NetScout (collectively, “Additional Securities”), the terms of this Agreement shall apply to all such Additional Securities as if they constituted Subject Shares and as though owned by the Stockholder on the date of this Agreement.

Section 4.4. Share Dividends. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 5.1, in the event of a stock split, stock dividend or distribution, or any change in the NetScout Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.5. Documentation and Information. To the extent required by law, the Stockholder hereby consents to and authorizes the publication and disclosure by Danaher and its Affiliates of such Stockholder’s identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Body, the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Form 10 Registration Statement, any filings required under Section 13 or 16 of the Exchange Act or any other disclosure document in connection with the Mergers or any of the other Contemplated Transactions or this Agreement, and (b) agrees promptly to give to Danaher any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to promptly notify Danaher of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 4.6. No Solicitation. The Stockholder acknowledges and agrees that he will be deemed a Representative of NetScout for purposes of Section 4.2(b) of the Merger Agreement and agrees to be bound by and to comply with the provisions of Section 4.2(b) of the Merger Agreement as if the Stockholder was a party to the Merger Agreement.

ARTICLE V

Termination

Section 5.1. This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms, and at such time, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement indefinitely.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 6.5 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware or, to the extent required by law, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this Section 6.1(b). To the fullest extent permitted by law, the parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.2. Specific Performance. The Stockholder acknowledges and hereby agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. Accordingly, the Stockholder acknowledges and hereby agrees that, unless this Agreement has been terminated in accordance with Article V, in the event of any breach of this Agreement, Danaher shall be entitled, subject to applicable law, to an injunction or injunctions to prevent or restrain breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations under this Agreement. The Stockholder further agrees that it will not raise any objection to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (x) Danaher party has an adequate remedy at law or in equity or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Danaher shall not be required to provide any bond or other security in connection with any such order or injunction. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in violation of this Agreement is void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors.

Section 6.4. Amendments, Waivers, etc. This Agreement may be amended by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 6.5. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile or electronic transmission, courier service (with proof of service) or hand delivery, addressed as follows:

(a) If to Danaher:

c/o Danaher Corporation

2200 Pennsylvania Ave., NW - Suite 800W

Washington, DC 20037-1701

Attn:               Attila Bodi

Email:              attila.bodi@danaher.com

Facsimile:        (202) 419-7676

Attn: Jonathan Schwarz

Email: jonathan.schwarz@danaher.com

Facsimile: (202) 419-7668

with a copy, which will not constitute notice for purposes hereof, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:    Joseph A. Coco

                      Thomas W. Greenberg

Email:            joseph.coco@skadden.com

                       thomas.greenberg@skadden.com

Facsimile:     (212) 735-2000

(b) If to the Stockholder

Anil Singhal

c/o NetScout Systems, Inc.

310 Littleton Road

Westford, MA 01886

Email:               anil.singhal@netscout.com

Facsimile:        (978) 614-4004

with a copy, which will not constitute notice for purposes hereof, to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, Massachusetts 02116

Tel: (617) 937-2319

Attention:         Miguel J. Vega and

                           Barbara Borden

E-mails:            mvega@cooley.com

                           bborden@cooley.com

Facsimile:        (617) 937-2400

Section 6.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 6.7. Severability. To the fullest extent permitted by law, if any provision (or part thereof) of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement, to the extent possible, in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision (or part thereof) will be severed from this Agreement, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, the parties hereto intend that the provisions of Section 6.2 be construed as an integral provision of this Agreement and that such provisions and remedies shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder.

Section 6.8. Entire Agreement; No Third Party Beneficiaries. This Agreement and, to the extent referenced herein, the Merger Agreement, and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.3, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors and administrators any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.9. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

Section 6.10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President & Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ANIL K. SINGHAL

/s/ Anil K. Singhal